Exhibit 99.1

PRESS RELEASE
FOR:	STRATASYS, INC.

CONTACT:	S. Scott Crump, Chairman and CEO
Tom Stenoien, Chief Financial Officer
(952) 937-3000 www.Stratasys.com

FOR IMMEDIATE RELEASE

STRATASYS REPORTS RECORD SECOND QUARTER REVENUE & EARNINGS
Order Backlog Grows; Low-Priced Dimension 3D Printer Continues Rapid Growth

MINNEAPOLIS, Minn., July 28, 2003 – Stratasys, Inc. (NASDAQ: SSYS) today announced the highest second quarter revenue and earnings in the Company’s history. The Company reported revenues of $12,073,761 for the second quarter of 2003, a 19 % increase over revenues of $10,111,608 for the prior-year period. The Company reported net income of $1,516,530, or $0.25 per share, for the second quarter of 2003 comparing favorably to $517,851, or $0.09 per share, for the same period in 2002. System shipments rose over 37% to 146 units from 106 units for the second quarter of 2002.

     System order backlog grew 34% to $4.1 million at the end of the second quarter of 2003. Achieving more orders than revenue shipments was a result of a significant demand for the Company’s Dimension, Prodigy Plus and Titan systems.

     Revenues grew over 37% to $22,751,402 for the six months ended June 30, 2003, compared with revenues of $16,507,997 for the same six-month period of 2002. The Company reported net income of $2,660,103, or $0.44 per share, for the six months ended June 30, 2003, comparing favorably to a loss of $207,075, or $0.04 per share, for the same six-month period in 2002. Total unit shipments in the six months ended June 30, 2003, increased by 77% to 280 systems as compared with 158 systems in the comparable 2002 period.

     Global acceptance of the new low-priced Dimension 3D Printer helped drive record revenues and profits for the quarter. Dimension is continuing its rapid growth as it

STRATASYS REPORTS/2

expands into new applications worldwide. The Company’s continuing improvement in gross profit margins for the quarter were a result of increased volume and favorable mix of its new products.

     “Stratasys had a very strong second quarter. We are proud to report that we generated record second quarter revenues and earnings, while building system backlog and improving our balance sheet,” said Scott Crump, chairman and chief executive officer. “We expect the growth trend demonstrated by our strong first half results in sales and profits to improve through the year. Our desktop 3D printer, Dimension™, favorably impacted second quarter revenue. We believe this ultra low-priced product ($29,900), which outputs real plastic prototype parts directly from CAD at the engineer’s desktop, is redefining a rapidly expanding office prototyping market.”

     “We just released our new FDM Vantage system in the Stratasys Fused Deposition Modeling (FDM) product line. The Vantage was introduced globally in June at conferences held in Chicago, Tokyo and Germany. The introduction of the FDM Vantage brings our proven Titan T-class technology to a mid-priced system positioned at the center of our FDM product line. The system utilizes both polycarbonate and ABS materials, which are widely used in the manufacture of end products, providing an advantage for the design engineer. The system was designed to allow future upgrades, extending its life span,” said Crump.

     In the second quarter, Stratasys released PPSF (polyphenylsulfone) plastic for its FDM Titan system. PPSF plastic is revolutionary within the RP Industry. Among rapid prototyping materials, PPSF has the highest strength, heat resistance and chemical resistance. Aerospace, automotive and medical product manufacturers are among the first users expected to take advantage of this material. At a beta-test site, a PPSF model was installed on a V8 diesel engine and tested for 40 hours, maintaining the same strength and material properties as when first assembled. At another test site, PPSF prototype parts were exposed to temperatures from 14° to 400° F and maintained integrity. “This is truly a revolutionary material for Rapid Prototyping when you consider the typical plastics like PC, ABS and PP usually operate under 220°F. This is expanding our applications and adding to our profitable organic growth,” Crump added.

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     “We continue to observe strong acceptance for our 3D Printer and high performance systems. Our ability to offer a variety of genuine production-grade plastic parts in the engineering office is allowing us to expand our position in rapid prototyping and the new field of rapid short-run manufacturing. Stratasys is generating some very exciting results; we believe that we’re on target for a very successful 2003,” Crump concluded.

     The Company will hold a conference call to discuss second quarter results on July 28, 2003 at 9:30 A.M. (Eastern Daylight Time). To access the call, dial 800-540-0559 and 785-832-0326 internationally. The conference I.D. is Stratasys. A recording of the call will be available for 2 weeks following the conference call. To access this recording, dial 800-938-0996 and 402-220-1540 internationally.

     Stratasys, Inc. is in the three-dimensional solid imaging business as a manufacturer of rapid prototyping systems for automotive, aerospace, industrial, recreational, electronic, medical and consumer products OEM’s. The Company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision 3-dimensional plastic and wax prototyping parts directly from 3-D CAD systems. Stratasys holds over 92 granted and pending patents worldwide focused on rapid prototyping. The Company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020 and www.Stratasys.com.

(Financial Tables follow)

Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of the Company’s Dimension, Prodigy Plus, Maxum and Titan product lines; the size of the 3D Printing market; the Company’s ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; its ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other material; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; and the other risks detailed from time to time in the Company’s SEC Reports, including the reports on Form 10-Q for the quarter ended March 31, 2003, and Form 10-K for the year ended December 31, 2002.

This release is available on the Stratasys Website at www.stratasys.com Dimension 3D-Printer information can be found on www.DimensionPrinting.com

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$20,977,557	$14,193,590
Accounts receivable, less allowance for returns and doubtful accounts of $650,415 in 2003 and $537,374 in 2002	10,732,728	10,640,451
Inventories	6,480,049	6,537,446
Prepaid expenses	875,787	921,404
Deferred income taxes	126,000	126,000

Total current assets	39,192,121	32,418,891

Property and equipment, net	5,946,209	5,937,200

Other assets
Intangible assets, net	2,708,050	2,953,401
Deferred income taxes	2,174,000	2,174,000
Other	377,251	116,995

	5,259,301	5,244,396

Total Assets	$50,397,631	$43,600,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Mortgage payable, current portion	$64,804	$61,572
Accounts payable and other current liabilities	5,035,667	4,141,635
Unearned maintenance revenue	4,949,063	4,474,281

Total current liabilities	10,049,534	8,677,488

Mortgage payable, less current portion	2,125,520	2,156,790

Stockholders’ equity
Common Stock, $.01 par value, authorized 15,000,000 shares, issued 6,965,080 shares in 2003 and 6,518,200 shares in 2002	69,651	65,182
Capital in excess of par value	37,839,943	35,025,413
Retained earning	7,568,491	4,908,388
Accumulated other comprehensive loss	(84,713)	(61,979)
Less cost of treasury stock, 1,179,237 shares in 2003 and 2002	(7,170,795)	(7,170,795)

Total stockholders’ equity	38,222,577	32,766,209

	$50,397,631	$43,600,487

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales	$12,073,761	$10,111,608	$22,751,402	$16,507,997
Cost of goods sold	$4,158,237	4,292,328	7,978,307	6,742,463

Gross profit	7,915,524	5,819,280	14,773,095	9,765,534
Costs and expenses
Research and development	1,337,441	1,195,991	2,495,598	2,338,259
Selling, general and administrative	4,600,445	4,185,309	8,830,697	7,862,517

	5,937,886	5,381,300	11,326,295	10,200,776

Operating income (loss)	1,977,638	437,980	3,446,800	(435,242)

Other income (expense)
Interest income	39,723	37,984	76,252	80,903
Interest expense	(40,976)	(44,968)	(82,288)	(91,262)
Other	45,654	293,272	106,040	155,988

	44,401	286,288	100,004	145,629

Income (loss) before income taxes	2,022,039	724,268	3,546,804	(289,613)
Income taxes	505,509	206,417	886,701	(82,538)

Net income (loss)	$1,516,530	$517,851	$2,660,103	$(207,075)

Earnings (loss) per common share
Basic	$0.27	$0.10	$0.48	$(0.04)

Diluted	$0.25	$0.09	$0.44	$(0.04)

Weighted average number of common shares outstanding
Basic	5,662,272	5,350,582	5,529,118	5,367,894

Diluted	6,171,857	5,655,454	6,093,785	5,367,894

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$1,516,530	$517,851	$2,660,103	$(207,075)
Other comprehensive income (loss)
Foreign currency translation adjustment	(1,208)	20,634	(22,734)	13,507

Comprehensive income (loss)	$1,515,322	$538,485	$2,637,369	$(193,568)